UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2022

Seelos Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-22245	87-0449967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Park Avenue, 2nd Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 293-2100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SEEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2022, Seelos Corporation (“STI”), a wholly-owned subsidiary of Seelos Therapeutics, Inc. (the “Company”), and Phoenixus AG f/k/a Vyera Pharmaceuticals AG (“Vyera”), entered into an amendment (the “Amendment”) to the Asset Purchase Agreement by and between STI and Vyera, dated March 6, 2018 (as amended by a first amendment thereto entered into on May 18, 2018, a second amendment thereto entered into on December 31, 2018, a third amendment thereto entered into on October 15, 2019 and a fourth amendment thereto entered into on February 15, 2021, the “Purchase Agreement”). Pursuant to the Purchase Agreement, STI acquired the assets and liabilities of Vyera related to a product candidate currently referred to as SLS-002 (intranasal ketamine) (the “Vyera Assets”) and agreed, among other things, to make certain development and commercialization milestone payments and royalty payments related to the Vyera Assets (the “Milestone and Royalty Payment Obligations”) and further agreed that in the event that the Company sold, directly or indirectly, all or substantially all of the Vyera Assets to a third party, then the Company would pay Vyera an amount equal to 4% of the net proceeds actually received by the Company as an upfront payment in such sale (the “Change of Control Payment Obligation”).

Pursuant to the Purchase Agreement, as amended by the Amendment, STI agreed to (i) make a cash payment to Vyera in the aggregate amount of $4,000,000 on or before April 8, 2022; (ii) issue to Vyera on or before April 11, 2022 500,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Initial Shares”); (iii) issue to Vyera on or before July 11, 2022 an additional 500,000 shares of Common Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) (the “July 2022 Shares”); and (iv) issue to Vyera on or before January 11, 2023 an additional number of shares of Common Stock equal to $1,000,000 divided by the volume weighted average closing price of the Common Stock for the ten consecutive trading days ending on the fifth trading day prior to the applicable date of issuance of the shares of Common Stock (the “January 2023 Shares”, and together with the Cash Payment, the Initial Shares and the July 2022 Shares, “Final Payments”). In consideration for the Final Payments, all of STI’s contingent payment obligations under the Purchase Agreement, including the Milestone and Royalty Payment Obligations and the Change of Control Payment Obligation, as well as all commercialization covenants of STI under the Purchase Agreement, will terminate in full upon the date that all of the Final Payments have been made.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The Initial Shares were issued to Vyera on April 11, 2022. The Initial Shares were offered and issued to Vyera, and the July 2022 Shares and the January 2023 Shares were offered and will be issued to Vyera, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. Accordingly, the Initial Shares, the July 2022 Shares and the January 2023 Shares have not been registered under the Securities Act and these shares may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to purchase shares of Common Stock or any other securities of the Company.

Item 8.01.    Other Events.

On April 11, 2022, the Company issued a press release regarding the entry into the Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Amendment No. 5 to Asset Purchase Agreement, dated April 8, 2022, by and between Seelos Corporation and Phoenixus AG.
99.1	Press Release, dated April 11, 2022.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Seelos Therapeutics, Inc.

Date: April 11, 2022	By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: Chief Executive Officer and President